Exhibit 10.14

RESTRICTED STOCK UNIT AWARD

AGREEMENT (TIME-BASED)

PHI Group, Inc.

Management Incentive Plan

This Award Agreement (this “Agreement”) is made as of the day of November 19, 2020 (the “Date of Grant”)1 between PHI Group, Inc. (the “Company”), and XXXX (“Participant”) and is made pursuant to the terms of the PHI, Group Inc. Management Incentive Plan (the “Plan”). Any capitalized term used herein but not defined shall have the meaning set forth in the Plan.

Section 1. Grant of Restricted Stock Units. The Company hereby grants to Participant, on the terms and conditions hereinafter set forth, a Restricted Stock Unit Award consisting of xxxx restricted stock units (“Restricted Stock Units”). Subject to the terms and conditions set forth in this Agreement and the Plan, each Restricted Stock Unit represents the right to receive one share of Common Stock.

Section 2. Vesting of the Restricted Stock Units.

a)

Generally. Except as otherwise provided herein (including Section 3), 1/3 of the Restricted Stock Units will vest on each of the first three anniversaries of the Date of Grant, in each case subject to Participant’s continuous Service with the Company on the applicable vesting date.

b)	Change in Control.

i.

Upon the occurrence of a Change in Control that occurs on or after the 18-month anniversary of the Date of Grant, a pro-rated portion of the then-unvested Restricted Stock Units (if any) shall accelerate and vest, with such pro-rated portion being equal to (i) 1/3 of the total number of Restricted Stock Units granted under this Agreement multiplied by (ii) a fraction, the numerator of which is the total number of days Participant was employed by the Company following the most recent vesting date through the Change in Control and the denominator of which is 365. Any Restricted Stock Units which do not vest as a result of the immediately preceding sentence will be immediately forfeited and canceled.

ii.

Upon the occurrence of a Change in Control that occurs prior to the 18-month anniversary of the Date of Grant with a Total Enterprise Value of less than $975 Million, a number of Restricted Stock Units that, when taken together with any previously-vested Restricted Stock Units, equals 50% of the total number of Restricted Stock Units granted under this Agreement, will accelerate and vest, and the remainder of the Restricted Stock Units will be immediately forfeited and canceled.

iii.

Notwithstanding the foregoing, upon the occurrence of a Change in Control at any time with a Total Enterprise Value equal to or greater than $975 Million, all unvested Restricted Stock Units (if any) will accelerate and vest.

For purposes of this Agreement, “Total Enterprise Value” shall be reasonably determined as of the Change in Control Event by the Board in good faith as (i) the Fair Market Value of a share of Common Stock multiplied by the number of shares of Common Stock then outstanding, plus (ii) an amount equal to the then principal amount of all of the Company’s then outstanding interest-bearing debt minus the then total balance sheet cash, plus (iii) the fair market value of all preferred stock then outstanding.

Section 3. Termination of Service.

a)

Generally. Except as set forth below, upon the occurrence of a termination of Participant’s Service for any reason and at any time, all vested and unvested Restricted Stock Units shall be forfeited and cancelled, and Participant shall not be entitled to any compensation or other amount with respect thereto.

b)

Termination by the Company without Cause, by Participant for Good Reason, or by Death or Disability. Upon the occurrence of a termination of Participant’s Service by the Company without Cause (including a termination due to death or Disability) or resignation by Participant for Good Reason, in each case, following the 18-month anniversary of the Date of Grant, Participant shall retain all previously vested Restricted Stock Units, and a pro-rated portion of the then- unvested Restricted Stock Units shall accelerate and vest, with such pro-rated portion being equal to (i) 1/3 of the total number of Restricted Stock Units granted under this Agreement multiplied by (ii) a fraction, the numerator of which is the total number of days Participant was employed by the Company following the most recent vesting date through the date of Participant’s termination of Service and the denominator of which is 365. Any Restricted Stock Units which do not vest as a result of the immediately preceding sentence will be immediately forfeited and canceled. Upon any such termination, Participant’s Restricted Stock Units that had previously vested prior to such termination (if any) shall remain eligible for settlement in accordance with Section 4 below.

c)

Voluntary Resignation. Upon the occurrence of a voluntary resignation following the 18-month anniversary of the Date of Grant, (i) all vested Restricted Stock Units shall remain eligible for settlement in accordance with Section 4 below and (ii) all unvested Restricted Stock Units shall be forfeited and cancelled.

d)

Termination for Cause. For the avoidance of doubt, upon the occurrence of a termination of Participant’s Service by the Company for Cause, all unvested and vested Restricted Stock Units shall be forfeited and cancelled and Participant shall not be entitled to any compensation or other amount with respect thereto.

For purposes of this Agreement, “Good Reason” shall have mean without the employee’s consent any of the following:

i. A material diminution in Employee’s base salary (other than in connection with an across-the-board reduction effecting similarly-situated managers of PHI Group, Inc.);

ii. A material diminution in Employee’s duties and responsibilities to a Group Company following the date of this Agreement;

iii. A relocation of Employee’s principal places of employment to a location other than the location at the time of this agreement.

The forgoing conditions will constitute Good Reason on if (1) Employee provides written notice to the Employer within 30 days following the initial existence of the condition(s) constituting Good Reason and (2) the Employer fails to cure such condition(s) within 30 days after receipt from Employee of such notice and (3) Employee resigns for Good Reason no later than 90 days after the initial existence of the facts or circumstances constituting Good Reason.

Section 4. Settlement. Vested Restricted Stock Units shall be settled with 60 days following the first to occur of (i) a Change in Control or (ii) the tenth anniversary of the Date of Grant; provided that, in the event the occurrence of a Change in Control is not also a “change in control event” as defined under Treasury Regulation Section l.409A-3(i)(5) (a “409A Change in Control Event”), the applicable Restricted Stock Units shall not be settled until the first to occur of (i) a 409A Change in Control Event or (ii) the tenth anniversary of the Date of Grant, so long as such settlement would not result in any taxes or penalties under Section 409A of the Code (such date, the “Delayed Settlement Date”). For the avoidance of doubt, in the event of a Change in Control that is not also a 409A Change in Control Event and, as a result, such Restricted Stock Units are not to be settled until the Delayed Settlement Date, such vested Restricted Stock Units shall represent the right to receive the consideration received by the shareholders of the Company in connection with such Change in Control on the Delayed Settlement Date. No fractional shares of Common Stock shall be issued, and the value of any such fractional share shall be paid to Participant in cash at Fair Market Value.

Section 5. Repurchase. The Company shall have the right, within 12 months following the termination of Participant’s Service, to purchase from Participant, and Participant shall sell to the Company, all or any portion of the Participant’s vested Restricted Stock Units, or all or any portion of any shares of Common Stock delivered to Participant in settlement of any vested Restricted Stock Units, in each case, at a price equal to the Fair Market Value thereof, measured as of (i) with respect to vested Restricted Stock Units, the date of Participant’s termination of Service, and (ii) with respect to shares of Common Stock, the date of the applicable Change in Control (as applicable, the “Repurchase Price”). The Repurchase Price shall be paid to Participant at the closing of the repurchase in a lump sum. The Company shall pay the Repurchase Price by the Company’s delivery of a check or wire transfer of immediately available funds against delivery of the certificates or other instruments, if any, representing the shares of Common Stock, duly endorsed. Notwithstanding the foregoing, in the event that the Board determines in good faith that (i) the Company’s payment of all or any portion of the Repurchase Price would violate applicable law or any instrument relating to the Company’s indebtedness or (ii) the Company does not have sufficient liquidity to pay all or any portion of the Repurchase Price at such time, then any applicable Repurchase Price payments otherwise due during such period of prohibition, restriction or illiquidity will be paid by the Company as soon as reasonably practicable following the date that the applicable condition no longer exists.

Upon and following the occurrence of an IPO, the Company’s right to repurchase shares of Common Stock delivered in settlement of the Restricted Stock Units pursuant to this Section 5 shall be of no force or effect.

Section 6. Restrictions on Transfer. No Restricted Stock Units may be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by Participant, except by will or by the laws of descent and distribution. In the event that Participant becomes legally incapacitated, Participant’s rights with respect to the Restricted Stock Units shall be exercisable by Participant’s legal guardian or legal representative. The Restricted Stock Units shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Stock Units contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon any Restricted Stock Units, shall be null and void and without effect. Notwithstanding the foregoing, Participant may, with the prior written consent of the Committee, make transfers of Restricted Stock Units to immediate family members or to a trust, the sole beneficiaries of which are Participant or immediate family members, in each case solely for estate planning purposes, in all instances subject to compliance with any applicable spousal consent requirements and all other applicable laws.

Section 7. Investment Representation. Upon any acquisition of the Common Stock underlying the Restricted Stock Units at a time when there is not in effect a registration statement under the Securities Act relating to the shares of Common Stock, Participant hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that such Common Stock shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and Participant shall provide the Company with such further representations and warranties as the Company may reasonably require in order to ensure compliance with applicable federal and state securities, blue sky and other laws. No Common Stock underlying the Restricted Stock Units shall be acquired unless and until the Company and/or Participant shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee reasonably determines that Participant may acquire such Common Stock pursuant to an exemption from registration under the applicable securities laws.

Section 8. Lock-Up Period. Notwithstanding anything contained in this Agreement to the contrary, Participant shall not, without the consent of the Company, sell or otherwise transfer any Common Stock acquired upon settlement of the Restricted Stock Unit Award (or successor interests thereto received in connection with an IPO) for a period of time, as required by the underwriters in connection with an IPO. The Company may impose stop-transfer instructions and may stamp each stock certificate with a legend as the Company may consider reasonably appropriate under the circumstances to effectuate the foregoing restriction.

Section 9. Adjustments. The Restricted Stock Units granted hereunder shall be subject to the provisions of Section 4.2 of the Plan: provided, however, for the avoidance of doubt, any dividends which are the subject of Dividend Equivalents shall not also be the cause of adjustments to the Restricted Stock Units pursuant to Section 4.2 of the Plan.

Section 10. No Right of Continued Service. Nothing in the Plan or this Agreement shall confer upon Participant any right to continued Service with the Company or any Affiliate.

Section 11. Limitation of Rights; Dividend Equivalents. Participant shall not have any privileges of a stockholder of the Company with respect to any Restricted Stock Units, including, without limitation, any right to vote any shares of Common Stock underlying such Restricted Stock Units or to receive dividends or other distributions or payments of any kind in respect thereof or exercise any other right of a holder of any such securities, unless and until there is a date of settlement and issuance to Participant of the underlying Common Stock. Notwithstanding the foregoing, to the extent permitted by any applicable indenture documents of the Company, the Restricted Stock Unit Award granted hereunder is hereby granted in tandem with corresponding dividend equivalents with respect to each share of Common Stock underlying the Restricted Stock Unit Award granted hereunder (each, a “Dividend Equivalent”), which Dividend Equivalent shall remain outstanding from the Date of Grant until the earlier of the settlement or forfeiture of the Restricted Stock Unit to which it corresponds. Participant shall be entitled to accrue payments equal to dividends declared, if any, on the Common Stock underlying the Restricted Stock Unit to which such Dividend Equivalent relates, subject to the vesting of the Restricted Stock Unit to which it relates, at the time the Common Stock underlying the Restricted Stock Units are settled pursuant to Section 4; provided, however, if any dividends or distributions are paid in shares of Common Stock, the shares of Common Stock shall be deposited with the Company, shall be deemed to be part of the Dividend Equivalent, and shall be subject to the same vesting requirements, restrictions on transferability and forfeitability as the Restricted Stock Units to which they correspond. Dividend Equivalents shall not entitle Participant to any payments relating to dividends or other distributions declared after the earlier to occur of the settlement or forfeiture of the Restricted Stock Units underlying such Dividend Equivalents.

Section 12. Construction. The Restricted Stock Unit Award granted hereunder is granted pursuant to the Plan and is in all respects subject to the terms and conditions of the Plan. Participant hereby acknowledges that a copy of the Plan has been delivered to Participant and accepts the Restricted Stock Unit Award hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Board, whose determinations shall be final, conclusive and binding upon Participant.

Section 13. Notices. Any notice hereunder by Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Chairman of the Board of the Company at the Company’s principal executive offices. Any notice hereunder by the Company shall be given to Participant in writing at the most recent address as Participant may have on file with the Company.

Section 14. Governing Law. This Agreement shall be construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

Section 15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 16. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 17. Section 409A. This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or be exempt therefrom and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of the Plan or this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A shall be excluded from Section 409A to the maximum extent possible. The Restricted Stock Units granted hereunder shall be subject to the provisions of Section 13.3 of the Plan. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company or any of its Subsidiaries or Affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A.

Section 18. Clawback. The Restricted Stock Unit Award will be subject to recoupment in accordance with any existing clawback or recoupment policy, any clawback or recoupment policy as may be adopted or amended from time to time, or any clawback or recoupment policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. The implementation of any clawback or recoupment policy that is generally applicable to employees or executives of the Company or required by applicable law will not be deemed a triggering event for purposes of any definition of “constructive termination.”

Section 19. Confidentiality Agreement. As a condition precedent to Participant’s receipt of the Restricted Stock Unit Award issued hereunder, Participant agrees to execute and/or continue to be bound by the terms and conditions of Employee’s Confidentiality Agreement attached hereto as Exhibit A (the “PHI Employee Confidentiality Agreement”), and to continue to be bound by any and each other agreement between Participant and the Company that contains any confidentiality, intellectual property, non-competition, non-solicitation, or other restrictive covenant obligations.

Section 20. Certain Remedies. Participant hereby acknowledges that, in the event of Participant’s breach of any of the provisions of this Agreement or the Business Protection Agreement, the Company will be entitled to pursue any of the remedies and rights available to it, at law or otherwise, including but not limited to the right to require that Participant forfeit any portion of the Restricted Stock Units or shares of Common Stock issued in respect of Restricted Stock Units that have vested (which forfeiture will not be deemed to limit any of the Company’s other rights or remedies). The Company hereby acknowledges that, in the event of the Company’s breach of any of the provisions of this Agreement, Participant will be entitled to pursue any of the remedies and rights available to it, at law or otherwise

Section 21. Entire Agreement. Participant acknowledges and agrees that this Agreement, the Plan, and the Employee Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, superseding any and all prior agreements whether verbal or otherwise, between the parties with respect to such subject matter.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

PHI Group, Inc.

By:
Name:
Title:

PARTICIPANT

Name:	XXXX
Date: